Exhibit 10.2

AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT

This Amendment (this “Amendment”), dated as of July 6, 2021, is made and entered into by and between Perrigo Company plc (“Seller”) and Padagis LLC (“Purchaser”, and together with Seller, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement (as defined below).

WHEREAS, Seller and Purchaser are parties to that certain Stock and Asset Purchase Agreement, dated March 1, 2021 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement and agree to certain other matters as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A.    Amendments to the Agreement. The Agreement is hereby amended as follows:

1.    Section 5.4(h). A new Section 5.4(h) is hereby added to the Agreement, to read in its entirety as follows:

“The Parties acknowledge that for purposes of providing certain services under the Transition Services Agreement and to facilitate the transition to the independent operation of the Business and the Retained Seller Business, Purchaser and certain of its Representatives, and Seller and certain of its Representatives may have access to a shared enterprise resource planning system (the “Shared ERP System”) following the Closing. Without limiting the covenants and agreements set forth in Section 5.3 or the other covenants and agreements set forth in this Section 5.4 (including, in each case, any exceptions thereto): (i) Purchaser agrees that it shall not, and shall cause its Representatives not to, use, interfere with or make any adjustments, changes or edits to, the Shared ERP System or any information contained therein to the extent relating to the Seller Retained Business or any Excluded Assets or Retained Liabilities; and (ii) Seller agrees that it shall not, and shall cause its Representatives not to, use, interfere with or make any adjustments, changes or edits to, the Shared ERP System or any information contained therein to the extent relating to the Business or any Purchased Assets or Assumed Liabilities; provided, that nothing in the foregoing clauses (i) or (ii) shall prohibit Purchaser, Seller or their respective Representatives, as applicable, from using or making adjustments, changes or edits to the Shared ERP system or any information contained therein in connection with the provision or receipt of services pursuant to and in accordance with the terms of the Transition Services Agreement.”

2.    Section 5.7(j). Section 5.7(j) of the Agreement is hereby amended and restated, to read in its entirety as follows:

“Nonqualified Deferred Compensation Plans. Effective as of the Closing, Purchaser shall establish a nonqualified deferred compensation plan (the “Purchaser Deferred Compensation Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in the Perrigo Nonqualified Deferred Compensation Plan (the “Seller Deferred Compensation Plan”). Effective as of the Closing, the Purchaser Deferred Compensation Plan shall assume the account balances of the Transferred Business Employees in the Seller Deferred Compensation Plans (which shall be fully vested as of the Closing), provided that an amount equal to the aggregate fair market value of such account balances as of the Closing Date shall be treated as Funded Debt (and subject to adjustment in accordance with Section 2.9). In addition, Seller shall be responsible for making required Seller contributions accrued under the Seller Deferred Compensation Plan by the Transferred Business Employees from January 1, 2021 through the Closing, which amount shall be paid to Purchaser or its Affiliate at the time such Seller contributions would otherwise be made to such Transferred Business Employees had they remained active participants in the Seller Deferred Compensation Plan, and following such payment, Seller and its Affiliates and the Seller Deferred Compensation Plans shall be relieved of all Liabilities related to the participation of the Transferred Business Employees in the Seller Deferred Compensation Plans. Purchaser shall undertake reasonable efforts to notify Seller when the account balances, and the amount thereof, of the Transferred Business Employees under the Purchaser Deferred Compensation Plan are paid to the Transferred Business Employees (or their beneficiaries), with such notice to be made as soon as practicable after the end of each calendar year in which any such payments are made.

Between the Closing and the such time as Purchaser implements a platform for participants in the Purchaser Deferred Compensation Plan to view their account balances and manage their investments, the Transferred Business Employees shall be provided access by Seller to the platform applicable to the Seller Deferred Compensation Plan for purposes of viewing their historical account balance as of the close of business on July 2, 2021; provided that Purchaser and its Affiliates shall indemnify Seller and its Affiliates for any Liabilities incurred or suffered by Seller or any of its Affiliates in connection with the provision of such post-Closing services described in this sentence.”

3.    Section 5.7(p). A new Section 5.7(p) is hereby added to the Agreement, to read in its entirety as follows:

“Flexible Spending Accounts. Seller and Purchaser shall take all actions necessary or appropriate so that, effective as of the Closing Date the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Transferred Business Employees will be transferred to one (1) or more comparable plans of Purchaser or its Affiliates (collectively, the “Purchaser FSA Plan”) and Purchaser or its Affiliates shall continue to administer the Transferred FSA Balances in the Purchaser FSA Plan in accordance with its terms and applicable Laws, including IRS Revenue Procedure 2002-32 and IRS Notice 2021-15.”

B.    Amendments to the Seller Disclosure Schedules. The Seller Disclosure Schedules are hereby amended as follows:

1.    Section 2.4(s) of the Seller Disclosure Schedules is hereby amended to reflect the changes to specified Regulatory Approvals as set forth on Schedule A-1 to this Amendment.

2.    Item 1 of Section 5.7(f) of the Seller Disclosure Schedules is hereby amended and restated, to read in its entirety as set forth on Schedule A-2 to this Amendment.

C.    Other Agreements.

1.    The Parties agree that the version of the Internal Restructuring Plan set forth on Schedule B to this Amendment, together with the assignments and assumptions contemplated by (x) that certain Assignment and Assumption Agreement, dated as of July 6, 2021 by and between Perrigo UK Finco Limited Partnership, Perrigo Company plc, and Perrigo Israel Pharmaceuticals Ltd. and (y) that certain Assignment and Assumption Agreement, dated as of July 6, 2021, by and between Perrigo Company plc and Padagis US LLC, reflect all amendments and modifications to the Internal Restructuring Plan as of immediately prior to the Closing, and that the Parties have consented to each such amendment or modification. For the avoidance of doubt, the consent in the foregoing sentence does not extend to any documents or agreements that implement the Internal Restructuring Plan, other than the agreements specified in clauses (x) and (y) of the foregoing sentence (it being understood that this sentence shall not imply that any such consent was required).

2.    The Parties agree that notwithstanding that the versions of such agreements or instruments executed and delivered at the Closing may deviate from the applicable forms attached to the Agreement, the Transition Services Agreement, Assignment and Assumption Agreement and Bill of Sale, Purchaser Manufacturing and Supply Agreement, Seller

Manufacturing and Supply Agreement, ORx Distribution Agreement and IP Assignment Agreements (including, in each case, the exhibits, schedules and annexes thereto) executed and delivered at the Closing are the final and definitive versions of such agreement or instruments.

3.    The Parties agree that not more than seven (7) Business Days following the Closing Date, Purchaser will provide written notice to Seller specifying Purchaser’s final determination as to whether Purchaser will (a) instruct Seller to (subject to Section 2.10(h) of the Agreement regarding the sharing of Specified Consent Fees) pay the fee contemplated by Section 10.6.2 of the Contract set forth on Item #3 of Section 2.10(h) of the Seller Disclosure Schedules (the “Specified Consent Contract”) or (b) deliver written acceptance of the contractual obligation to comply with the restrictions set out in clauses 10.2.1 to 10.2.5 of the Specified Consent Contract in accordance with Section 10.6.1 of the Specified Consent Contract (in which case Purchaser will deliver, within one (1) Business Day, such written acceptance).

4.    Seller covenants and agrees that any dividend or other distribution in respect of shares of an Israeli Purchased Entity (or deemed dividend or distribution in respect of shares of an Israeli Purchased Entity) contemplated by the settlement agreement entered into with the Israel Tax Authority prior to Closing (an “Israel Settlement Distribution”) will have been made prior to the Closing. For the avoidance of doubt, and without expanding or modifying the definition of Excluded Taxes, the Parties acknowledge and agree that any Tax imposed on any Israeli Purchased Entity by the Israel Tax Authority on any Israel Settlement Distribution shall constitute an Excluded Tax for all purposes of the Agreement.

5.    The Parties agree that Purchaser shall not be required to pay or cause to be paid to Seller the amount of any Tax Benefit pursuant to the provisions of Section 6.10(a) of the Agreement to the extent that the Tax Items that resulted in such Tax Benefit were actually utilized to reduce the amount of Excluded Taxes (including by virtue of any such Tax Item being treated as a deduction in a Pre-Closing Period) and actually reduced the amount of a payment made by Seller or any of its Subsidiaries (including the Purchased Entities prior to the Closing), whether such payment was made to an applicable Tax Authority or as an indemnification payment required to be made by Seller pursuant to the Agreement, in respect of Excluded Taxes. For the avoidance of doubt, nothing in this paragraph shall be interpreted as modifying Purchaser’s obligations under Section 6.10(a) of the Agreement in respect of a Tax Benefit resulting from a Tax Item that was utilized to reduce the amount of Excluded Taxes if Seller or any of its Subsidiaries (including the Purchased Entities prior to the Closing) has previously paid (whether to the applicable Tax Authority or as an indemnification payment pursuant to the Agreement) the amount of such Excluded Taxes that was determined without taking into account the effect of such Tax Item.

6.    The Parties agree that the matter set forth on Schedule C to this Amendment and any claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements arising therefrom, is a Purchased Asset.

7.    The Parties agree to work in good faith to negotiate and execute an ex-U.S. distribution/supply agreement within 30 days of Closing in respect of the products set forth on Schedule D to this Amendment, with economic terms consistent with the economics as between the Retained Seller Business and the RX Business in effect as of immediately prior to Closing and consistent with the carve-out financials provided by Seller to Purchaser for the Rx Business. The legal terms and risk allocation will be based upon the relative economic benefits of the Parties. If the Parties agree on a cost plus arrangement, then the terms will be based upon the supply agreements with proportional limits of liability.

8. The Parties agree to the matters set forth on Schedule E to this Amendment.

D.    Miscellaneous. This Amendment and the Agreement, together, contain the complete agreement among the Parties and supersede any prior understandings, agreements, letters of intent, or representations by or among such parties, written or oral, that may have related to the subject matter hereof in any way. Except as expressly set forth above, the Agreement, as amended hereby, shall remain in full force and effect, and this Amendment does not amend or waive any other term or condition of the Agreement. The terms and provisions of Article X of the Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

PERRIGO COMPANY PLC

By:	/s/ Murray S. Kessler
Name: Murray S. Kessler Title: President and Chief Executive Officer

PADAGIS LLC

By:	/s/ George Aitken-Davies
Name: George Aitken-Davies Title: Authorized Signatory